SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Rule 14a-11(c) or or Rule 14a-12

                         ADT LIMITED
----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                    WESTERN RESOURCES, INC.
----------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11

     1) Title of each class of securities to which transaction applies:
     ------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
      -----------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
      -----------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
      -----------------------------------------------------------------
Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------

/x/  Filing fee paid with preliminary filing.



The following news release / employee update was issued by Western Resources, Inc. on March 3, 1997:


                        WESTERN RESOURCES INCREASES
                      CASH PORTION OF ADT OFFER TO $10

                     PLANS TO SELL AUTO AUCTION BUSINESS

        TOPEKA, Kansas, March 3, 1997 -- Western Resources (NYSE:WR), the third largest security company in the United States and the largest shareowner of ADT Limited, today announced a 33 percent increase in the cash component of its offer to acquire ADT (NYSE:ADT), North America's largest monitored security services company.
        In a letter from John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer, to Michael Ashcroft, ADT chairman of the board, Western Resources said it would increase the cash portion of its $22.50 offer to $10.00 per ADT common share. ADT shareowners would also receive $12.50 in Western Resources common stock for each ADT common share. The original offer consisted of $7.50 in cash and $15.00 in Western Resources common stock. A copy of the letter is attached.
        Based on the new terms of Western Resources' offer, ADT shareowners would receive $10 in cash plus .41322 of a share of Western Resources' common stock for their ADT shares, based on the closing price of Western Resources' common stock on February 28, 1997. ADT shareowners would not, however, receive more than .42017 shares of Western Resources' common stock.

     p. 2 - OFFER ENHANCED
        Consistent with ADT's announcement of November 6, 1996, Western Resources today also announced its intention to sell ADT's auto auction business after it acquires ADT.
        "We are committed to creating value for our shareowners," said Hayes. "We believe the sale of ADT's auto auction business following consummation of our offer will be a financially attractive way to dispose of a non-strategic asset. The sale allows us to focus on our business plan of providing security and energy services throughout the United States and abroad."
        Western Resources estimates it would realize approximately $450 million in after-tax proceeds with the sale of the auto auction business (based on an approximate sale price of $500 million). The company also noted that ADT announced on February 21, 1997, that it would receive additional cash of $77.5 million related to the settlement of a lawsuit.
        "We remain convinced that our offer is in the best interest of ADT shareowners and we encourage ADT's management to meet with us to discuss our offer," said Hayes. "As our offer is based solely on publicly available information, we will continue to evaluate our offer in light of any new information that becomes available to us."
        Western Resources originally announced its proposal to acquire ADT on December 18, 1996. Since then, ADT's board has announced that it opposes Western Resources' offer and has attempted to delay until July 8, 1997, a special meeting of shareowners at which Western Resources is asking for a vote on proposals designed to facilitate the offer.
                                    -more-

     p. 3 - OFFER ENHANCED
        Western Resources has sued ADT for unreasonably delaying the special meeting and for adopting anti-takeover devices with the effect of entrenching ADT management. The U.S. District Court for the Southern District of Florida has denied ADT's motion to dismiss and the case still is pending.

        Western Resources (NYSE: WR) is an energy and security company with total assets of more than $6 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its unregulated subsidiaries, Westar Energy, Westar Security, Westar Capital, and The Wing Group, a full range of energy, security and related products and services are developed and marketed in the continental U.S. and offshore.
        For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.


     COMMON SHARES OF ADT LIMITED ("ADT") HELD BY WESTAR CAPITAL, INC. ("WESTAR") AND CERTAIN DIRECTORS AND
     EXECUTIVE OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES, INCLUDING DIRECTOR NOMINEES, OF WESTERN RESOURCES, INC. ("WESTERN RESOURCES") AND WESTAR, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND ADT

        Western Resources and Westar may solicit proxies in order to replace the Board of Directors of ADT with their nominees, Steven L. Kitchen and Steven A. Millstein. The participants in this solicitation may include Western Resources and Westar, John E. Hayes, Jr. and David
     C. Wittig, each a director of Western Resources, and the following executive officers and employees of Western Resources or Westar
     (unless otherwise indicated, each is an executive officer or employee of Western Resources): Steven L. Kitchen (E.V.P. and C.F.O.), Carl M. Koupal, Jr. (E.V.P. and C.A.O.), John K. Rosenberg (E.V.P. and G.C.), Jerry D. Courington (Controller), James A. Martin (V.P.), Richard D. Terrill (Secretary), Steven A. Millstein (President, Westar Security), Michel' J. Philipp, Bruce A. Akin, Craig A. Weingartner, Lori A. Finney, Carolyn Starkey and Bruce Burns.
        Westar beneficially owns approximately 27% of the Common Shares of ADT all of which were purchased in privately negotiated and open market purchases during the last two years.
        Other than as set forth herein, as of the date of this news release either Western Resources or Westar nor any of their respective directors, executive officers, employees or other representatives, including director nominees, who may solicit proxies has any security holdings in ADT.
        Although Salomon Brothers Inc ("Salomon"), Bear Stearns & Co. Inc. ("Bear Stearns") and Chase Securities Inc. ("Chase"), financial advisors to Western Resources, and Barnes Associates, Inc. ("Barnes Associates") and Deloitte & Touche, consultants to Western Resources, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Gregg S. Polle (Managing Director), Arthur H. Tildesley, Jr. (Director), Bill Murphy (Vice President) and Chad Rucker (an Associate), in each case of Salomon, Douglas T. Lake (Senior Managing Director), Rich Osler (Managing Director) and David F. Huff (Vice President), in each case of Bear Stearns, Mark Davis (Managing Director), John Bass (Vice President) and Andrew Quigley (Associate), in each case of Chase, Michael S. Barnes (President) and Mark Gronowski (Senior Vice President), in each case of Barnes Associates, and Tom Flaherty (National Partner) and Chris Bracken (Senior Consultant), in each case of Deloitte & Touche, may assist Western Resources and Westar in such a solicitation. Salomon, Bear Stearns and Chase engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their business, Salomon, Bear Stearns and Chase may trade securities of ADT for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers Inc has advised Western Resources that as of December 13, 1996, Salomon held a short position with respect to 10,800 common shares of ADT, and beneficially owned Liquid Yield Option Notes of an affiliate of ADT exchangeable for 14,595 common shares of ADT. Bear Stearns and Chase have advised Western Resources that they have no beneficial ownership of securities of ADT or its affiliates. Michael S. Barnes has advised Western Resources that he owns 700 common shares of ADT.
        Except as disclosed above, to the knowledge of Western Resources and Westar, none of Western Resources or Westar, or their respective directors, executive officers, employees or other representatives, including director nominees, named above has any interest, direct or indirect, by security holdings or otherwise, in ADT.
        This news release neither an offer nor an exchange nor a solicitation of an offer to exchange shares of common stock of ADT Limited. A registration statement relating to the Western Resources securities referred to in this news release has been filed with the Securities and Exchange Commission but has not yet become effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


     March 3, 1997



     Mr. Michael A. Ashcroft
     ADT Limited
     1750 Clint Moore Road
     Boca Raton, FL  33431

     Dear Michael,

        We continue to be disappointed by your unwillingness to meet with us to discuss a combination of Western Resources and ADT.

        Consistent with your publicly announced plan, Western Resources intends, upon completion of our offer, to sell ADT's auto auction business. It is our view that such a sale would generate proceeds of approximately $500 million (approximately $450 million on an after-tax basis). We are also aware, based on ADT's press release last week, that ADT will receive $77.5 million in additional cash in connection with the settlement of its lawsuit with Binder Hamlyn.

        As a result of these facts, Western Resources is increasing the cash component of our offer by 33%. Based on the terms of our revised offer, ADT shareowners (other than Western Resources and its affiliates) will receive $10.00 net in cash and $12.50 of Western Resources common stock in exchange for each ADT common share, up to a maximum of 0.42017 shares of Western Resources common stock.

        We continue to desire to meet with you so that we can discuss a mutually beneficial combination of Western Resources and ADT. As you are aware, our offer is based solely on publicly available information. Western Resources will continue to evaluate our offer in light of any new information that becomes available to us.

        To ensure that ADT's full potential is realized, we believe that it is imperative that we get together to discuss our offer. I look forward to hearing from you soon.

                                        Sincerely,
                                        John E. Hayes, Jr.